                                                                   Exhibit 12(b)

              PPL ELECTRIC UTILITIES CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of Dollars)

                                                             12 Months
                                                               Ended                         12 Months Ended
                                                            September 30,                      December 31,
                                                            -------------     ---------------------------------------------------
                                                                2000           1999 (c)     1998 (c)      1997 (c)       1996 (c)
                                                            -------------     ---------    ---------     ---------      ---------
Fixed charges, as defined:
   Interest on long-term debt.............................  $         229     $     205    $     188     $     195      $     207
   Interest on short-term debt and other interest.........             16            12           14            17             11
   Amortization of debt discount, expense and premium
     - net................................................              4             3            2             2              2
   Interest on capital lease obligations
      Charged to expense..................................              6             9            8             9             13
      Capitalized.........................................                            1            2             2              2
   Estimated interest component of operating rentals......             17            19           18            15              8
                                                            -------------     ---------    ---------     ---------      ---------
             Total fixed charges..........................  $         272     $     249    $     232     $     240      $     243
                                                            =============     =========    =========     =========      =========

Earnings, as defined:
   Net income (a).........................................  $         366     $     444    $     409     $     348      $     357
   Less undistributed income of equity method investment..
                                                            -------------     ---------    ---------     ---------      ---------
                                                                      366           444          409           348            357

Add (Deduct):
   Income taxes...........................................            218           151          273           248            251
   Amortization of capitalized interest on capital
     leases...............................................              2             2            2             2              4
   Total fixed charges as above (excluding capitalized
     interest on capital lease obligations)...............            272           248          230           238            241
                                                            -------------     ---------    ---------     ---------      ---------
             Total earnings...............................  $         858     $     845    $     914     $     836      $     853
                                                            =============     =========    =========     =========      =========
Ratio of earnings to fixed charges (b) (c)................           3.15          3.39         3.94          3.48           3.51
                                                            =============     =========    =========     =========      =========

(a) 2000, 1999 and 1998 net income excluding extraordinary items.
(b) Based on earnings excluding one-time adjustments, the ratio of earnings to fixed charges are: September 2000, 2.79; 1999, 3.10; and 1998, 3.53
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.